Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	List Underwood or Dana Nolan
(205) 264-4551	(205) 581-7890

Regions reports an increase in first quarter net income as loans grew $1.1 billion
Highlights:

•	Grew ending loan balances $1.1 billion from the prior quarter to $76 billion

•	Expense control continued as overall expenses declined 14 percent and adjusted expenses(1) declined 4 percent

•	Overall asset quality improved as net charge-offs declined to 0.44 percent of average loans

•	Successfully completed the annual Comprehensive Capital Analysis and Review (CCAR) process

BIRMINGHAM, Ala. - (BUSINESS WIRE) - April 22, 2014 - Regions Financial Corporation (NYSE:RF) today announced earnings for the first quarter of 2014. The company reported net income available to common shareholders of $311 million, an increase of 42 percent over the prior quarter. Earnings per diluted share were $0.22 and earnings per diluted share from continuing operations were $0.21.

A solid start to 2014

In the first quarter, loans and deposits increased and the company’s overall credit profile continued to strengthen. In addition, Regions grew the number of quality households served, with increases in both consumer and business customers.

“We are off to a solid start in 2014 and this quarter’s results demonstrate that our focus on identifying and meeting more customer needs is generating steady and sustainable growth,” said Grayson Hall, chairman, president and CEO. “We believe a strong relationship banking model is essential for sustainable revenue growth and we remain focused on controlling expenses and achieving positive operating leverage.”

During the first quarter Regions completed the annual Comprehensive Capital Analysis and Review process and received no objection to our planned capital actions, which include increasing the quarterly dividend to $0.05 per share and the repurchase of up to $350 million in common shares. Our board is expected to consider these actions at its meeting on April 24th. If approved, the dividend increase is expected to be effective beginning with the quarterly dividend to be paid in July 2014. Regions' ongoing and robust capital planning process is designed to ensure the efficient use of capital while maintaining a long-term approach to capital allocation and distribution. The company's top priorities for capital deployment are reinvesting in the business through organic loan growth, increasing the company's quarterly common dividend and appropriately returning capital to shareholders through share repurchases. Other considerations include the pursuit of strategic opportunities consistent with the company's risk tolerance.

Loan and deposit growth continued

Total ending loans increased $1.1 billion from the prior quarter to $76 billion and total new and renewed loan production was up 2 percent year over year as the company continued to acquire new customers and deepen existing customer relationships. Importantly, loan growth occurred among many product lines and generally across the company's geographic markets.
Business lending continued to expand, led by the company’s specialized lending groups, asset based lending and middle market commercial lending. Specifically, commercial and industrial loans increased $1.1 billion, or 4 percent. Line utilization increased 170 basis points and commitments for new loans increased 2 percent. Notably, loans in the investor real estate portfolio grew for the first time in over 4 years, as balances increased $242 million in the quarter to $7 billion.
Consumer lending continued to experience positive trends in the indirect auto portfolio, as loans increased 6 percent and production increased 4 percent compared to the prior quarter. These increases are primarily attributable to a higher number of loans closed per dealer. However, this growth was offset by declines in home equity and mortgage loans driven by customer de-leveraging and lower demand for mortgage loans. During the quarter, home equity and mortgage ending balances declined 1.3 percent and 0.2 percent, respectively. Regions achieved record high new credit card sales during the first quarter with credit card sales up 14 percent; however, credit card balances experienced an expected seasonal decline.

Deposit balances were $93 billion at the end of the quarter, an increase of 1 percent over the previous quarter. The mix of deposits continued to improve as low-cost deposits increased $1.4 billion, while higher cost certificates of deposit declined $457 million. Low-cost deposits as a percent of average deposits were 90 percent at the end of the quarter. Deposit costs totaled 12 basis points in the first quarter and total funding costs were 33 basis points.

Revenue impacted by seasonal factors

Net interest income on a fully taxable equivalent basis was $831 million, a decline of $15 million or 1.8 percent from the previous quarter. The decline was driven primarily by fewer days in the quarter and the impact of the low interest rate environment on loan yields. However, the net interest margin remained steady with the fourth quarter at 3.26 percent.

Non-interest revenue totaled $438 million, a decline of 17 percent from the previous quarter, driven primarily by two notable transactions related to leveraged lease terminations and the sale of investments in low-income housing that increased fourth quarter non-interest revenue by $56 million and were not repeated at the same magnitude in the first quarter. Non-interest revenue was also impacted by lower service charges, capital markets income and mortgage income. However, Wealth Management revenue increased 6 percent from the prior quarter.

Asset quality improved as net charge-offs declined

Regions demonstrated continued asset quality improvement as the economic environment improves. Net charge-offs declined to $82 million, a decrease of 71 percent from the previous quarter. During the fourth quarter, Regions incurred an additional $151 million of net charge-offs related to the transfer of primarily accruing first lien residential mortgages classified as troubled debt restructurings to held for sale. Excluding the impact of this transfer in the fourth quarter, net charge-offs were down 35 percent and represented 0.44 percent of average loans(1), the lowest level since third quarter 2007. The provision for loan losses was $2 million for the quarter compared to the prior quarter provision of $79 million, of which $75 million was related to the transfer of loans to held for sale. The resulting allowance for loan and lease losses represented 1.67 percent of total loans outstanding at the end of the quarter, down from 1.80 percent last quarter. Non-performing loans (excluding loans held for sale) improved $12 million, or 1 percent from the prior quarter. In addition, total delinquencies declined 9 percent, another sign of improving asset quality.

Prudent cost control drives adjusted non-interest expenses(1) down 4 percent

Adjusted non-interest expenses(1) declined $37 million, or 4 percent from the prior quarter. As previously noted, Regions transferred loans to held for sale in the fourth quarter. During the first quarter, the sale was finalized and reflects $35 million lower expenses than originally estimated. The benefit of the lower than estimated expenses are excluded from adjusted non-interest expenses (1). Salary and benefit expenses declined 2 percent from the prior quarter despite the seasonal increase in payroll taxes which was offset by lower employee benefits and headcount. Additionally, legal and professional fees declined $11 million, or 24 percent from the prior quarter.

Strong capital and solid liquidity

Regions' capital position remains strong as the Tier 1 ratio was estimated at 11.9* percent at quarter end. In addition, the Tier 1 Common ratio(1) was estimated at 11.4* percent, an increase of 20 basis points from last quarter and the Common Equity Tier 1 Basel III ratio(1) was estimated at 10.8* percent. Likewise, the company’s liquidity position remained solid as the loan to deposit ratio at the end of the quarter was 81 percent.

Highlights	Quarter Ended
($ in millions, except per share data)	3/31/2014	12/31/2013	3/31/2013
Net Income
Net interest income	$816	$832	$798
Non-interest income	438	526	501
Total revenue	1,254	1,358	1,299
Provision for loan losses	2	79	10
Non-interest expense	817	946	842
Income from continuing operations before income tax	435	333	447
Income tax expense	128	92	114
Income from continuing operations (A)	307	241	333
Income (loss) from discontinued operations, net of tax	12	(14)	2
Net income	319	227	335
Preferred dividends (B)	8	8	8
Net income available to common shareholders	$311	$219	$327
Income from continuing operations available to common shareholders (A) – (B)	$299	$233	$325

Diluted EPS Summary
Earnings per common share	$0.22	$0.16	$0.23
Income (loss) per share from discontinued operations	0.01	(0.01)	—
Earnings per common share from continuing operations	$0.21	$0.17	$0.23

Key Ratios
Net interest margin (FTE) from continuing operations~	3.26%	3.26%	3.13%
Tier 1 capital*	11.9%	11.7%	12.4%
Tier 1 common risk-based ratio (non-GAAP)*(1)	11.4%	11.2%	11.2%
Basel III common equity Tier 1 ratio (non-GAAP)*(1)	10.8%	10.6%	9.1%
Tangible common stockholders’ equity to tangible assets(non-GAAP)(1)	9.53%	9.24%	8.98%
Tangible common book value per share (non-GAAP)(1)	$7.81	$7.54	$7.29
Allowance for loan losses as a percentage of loans, net of unearned income	1.67%	1.80%	2.37%
Net charge-offs as a percentage of average net loans~	0.44%	1.46%	0.99%
Adjusted net charge-offs as a percentage of average loans (non-GAAP)~ (1)	0.44%	0.67%	0.99%
Non-accrual loans, excluding loans held for sale, as a percentage of loans	1.41%	1.45%	2.15%
Non-performing assets as a percentage of loans, foreclosed properties and non-performing loans held for sale	1.63%	1.74%	2.41%
Non-performing assets (including 90+ past due) as a percentage of loans, foreclosed properties and non-performing loans held for sale(2)	1.97%	2.08%	2.88%

 *Tier 1 Common and Tier 1 Capital ratios for the current quarter are estimated
~Annualized
(1) Non-GAAP, refer to pages 8, 12, and 16-18 of the financial supplement to this earnings release
(2) Guaranteed residential first mortgages were excluded from the 90+ past due amounts, refer to pages 11 and 14 of the financial supplement to this earnings release
About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $118 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements

This release may include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, unemployment rates and potential reduction of economic growth.

•	Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook.

•	Possible changes in market interest rates.

•
Any impairment of our goodwill or other intangibles, or any adjustment of valuation allowances on our deferred tax assets due to adverse changes in the economic environment, declining operations of the reporting unit, or other factors.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•	Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Our ability to effectively compete with other financial services companies, some of whom possess greater financial resources than we do and are subject to different regulatory standards than we are.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments.

•	Our ability to develop and gain acceptance from current and prospective customers for new products and services in a timely manner.

•	Changes in laws and regulations affecting our businesses, including changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies.

•
Our ability to obtain regulatory approval (as part of the CCAR process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments.

•
Our ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms.

•
The costs and other effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries is a party.

•	Any adverse change to our ability to collect interchange fees in a profitable manner, whether such change is the result of regulation, legislation or other governmental action.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

•	Inability of our framework to manage risks associated with our business, including operational risk and credit risk.

•	The inability of our internal disclosure controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks.

•	The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes and environmental damage.

•	Our ability to keep pace with technological changes.

•	Our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft.

•	Possible downgrades in our credit ratings or outlook.

•	The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally.

•	The effects of the failure of any component of our business infrastructure which is provided by a third party.

•	Our ability to receive dividends from our subsidiaries.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission.

The words “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

Regions’ Investor Relations contact is List Underwood at (205) 801-0265; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures

Regions believes that the presentation of pre-tax, pre-provision income (PPI) and the exclusion of certain items from PPI provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the company on the same basis as applied by management.
During the fourth quarter of 2013, Regions transferred certain primarily accruing restructured residential first mortgage loans to loans held for sale and marked the loans down to fair value through net charge offs upon transfer to held for sale. Management believes that excluding the incremental increase to net charge-offs from the affected net charge-off ratios will assist investors in analyzing the company's credit quality performance as well as provide a better basis from which to predict future performance.
Regions' management uses the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. The computation of the adjusted efficiency ratio includes certain adjustments to non-interest expense (GAAP) to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the adjusted efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the adjusted fee income ratio. Net interest income on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue (GAAP). Adjustments are made to arrive at adjusted total revenue (non-GAAP), which is the denominator for the adjusted fee income and adjusted efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the company on the same basis as that applied by management.
Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the company’s Comprehensive Capital Analysis and Review process, these regulators supplement their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not prescribed in amount by federal banking regulations, under Basel I, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or prescribed in amount by the federal banking regulations, under Basel I, these measures are currently considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.
Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk-weighted category. The resulting weighted values from each of the four categories are added together, and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.
In December 2010, the Basel Committee on Banking Supervision (the “Basel Committee”) released its final framework for Basel III, which will strengthen international capital and liquidity regulation. In June 2012, U.S. Regulators released three separate Notices of Proposed Rulemaking covering U.S. implementation of the Basel III framework. In July 2013, U.S. Regulators released final rules covering the U.S. implementation of the Basel III framework, which will change capital requirements and place greater emphasis on common equity. For Regions, the Basel III framework will be phased in beginning in 2015 with full implementation complete beginning in 2019. The calculations provided below are estimates, based on Regions’ current understanding of the final framework, including the company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because the Basel III implementation regulations are not formally defined by GAAP, these measures are considered to be non-GAAP financial measures, and other entities may calculate them differently from Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using the Basel III framework, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on the same basis.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:null
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance

See page 8 of the supplement to this earnings release for the computation of income (loss) from continuing operations available to common shareholders (GAAP) to pre-tax pre-provision income from continuing operations (non-GAAP) to adjusted pre-tax pre-provision income from continuing operations (non-GAAP). See page 12 of the supplement to this earnings release for the reconciliation of select annualized net charge-offs as a percentage of average loans ratios (GAAP) to select adjusted annualized net charge-offs as a percentage of average loans ratios (non-GAAP). See pages 16-18 of the supplement to this earnings release for 1) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), 2) computation of return on average tangible common stockholders’ equity (non-GAAP), 3) computation of Basel III common equity Tier1 (non-GAAP) 4) a reconciliation of total assets (GAAP) to tangible assets (non-GAAP), 5) computation of tangible common stockholders’ equity (non-GAAP) to tangible assets (non-GAAP) and tangible common book value per share (non-GAAP), 6) a reconciliation of stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP), 7) computation of Tier 1 common and Basel

III common equity Tier1 risk-based ratios (non-GAAP), 8) a reconciliation of non-interest expense (GAAP) to adjusted non-interest expense (non-GAAP),9) a reconciliation of non-interest income (GAAP) to adjusted non-interest income (non-GAAP), and 10) a computation of the adjusted efficiency and fee income ratios (non-GAAP).